Exhibit 6.2

TALENT RIGHTS PURCHASE AGREEMENT

THIS AGREEMENT WILL FORM A BINDING CONTRACT BETWEEN THE PARTIES. THE EXHIBITS ATTACHED TO THIS AGREEMENT FORM AN INTEGRAL PART OF THIS AGREEMENT FOR ALL PURPOSES.

This (this “Agreement”) is entered into as [date] (the “Effective Date”) by and between Exceed Talent Capital LLC, a Delaware Limited Liability Company (“ETC”), on the one hand, and [Owner] with registered offices at [address] at (the “Owner”), on the other hand, in connection with all versions of the sound recording embodying the performance of the musical composition[s] (notes and lyrics) currently entitled [Song Name or Album Name] (the “Recording[s]”) performed by [ArtistName] (“Artist”) [delete as applicable: and featuring [Guest Artist] (“Guest Artist”)] and being distributed throughout the Universe exclusively by [Distributor] (the “Distributor”). ETC and Owner are collectively referred to herein as the “Parties” and at times each is individually referred to herein as a “Party”. For good and valuable consideration, the receipt, adequacy, and legal sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Conditions Precedent: ETC’s obligations hereunder are subject in all respects to satisfaction of the following “Conditions Precedent”:

(a)	ETC’s receipt of a fully-executed copy of this Agreement, including the Inducement attached hereto;

(b)	ETC’s receipt and approval of any documents that affect the “Revenue Waterfall” (as defined herein), including without limitation ETC’s receipt and approval of a fully-executed copy of that certain agreement between Owner and Distributor dated [date] [or equivalent document governing the commercial arrangements between Owner and Distributor] (the “Distribution Agreement”);

(c)	ETC’s receipt of a fully-executed copy of the Notice of Assignment and Direction to Pay signed by the Distributor in the form attached hereto as Exhibit “B” [or other form of commercial agreement or mechanism achieving substantially the same effect]; and

(d)	Evidence to ETC’s satisfaction that the person signing this Agreement on behalf of the Owner, and binding the Owner to its terms, is duly and authorized to do so.

2.	Advance. Provided Owner is not in breach or default of Owner’s obligations under this Agreement, ETC will pay Owner a flat fee in the amount of US $ [●] (the “Advance”) to the Owner Bank Account specified in Appendix D, which shall accrue and become payable as follows and in the following order:
(i)	[● Percent] ([●]%) following satisfaction of the Conditions Precedent;
(ii)	[●] Percent ([●]%) upon “Delivery” (as defined herein); and
(iii)	[●] ([●]%) upon the later to occur of fulfillment of the “Social Media Commitment” (as such terms are defined herein).

For the purposes of this Agreement, “Delivery” shall mean Owner’s delivery and ETC’s approval of the initial release version of the Recording ready for worldwide release and publication, together with accompanying lyrics.

3.	Regulation A Issuance.
(a)	Owner is aware and acknowledges that shortly after the date hereof, ETC (or an entity designated by it for such purpose, the “Issuer”) intends to enter into a process with the Securities and Exchange Commission (the “SEC”) under Regulation A, or similar regulation, such as Regulation Crowd Funding), for the SEC’s qualification of ETC’s issuance to the general public of shares, or other units representing securities in the economic substance of the Agreement (the “Shares”, and together with the foregoing “Reg A Issuance”). The Shares may be sold or issued to eligible purchasers, and the Owner is supportive of the Reg A Issuance.

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(b)	Owner understands that, as part of the Reg A Issuance, it may be required to execute documents to ensure compliance with all applicable law and regulation, and to disclose certain information to the general public, including but not limited to the contents of this Agreement, the commercial arrangements with the Distributor, and financial and other performance metrics related to the Music Rights. Owner therefore undertakes at the written request of ETC to do all acts and things, including executing and providing any related documents and information promptly, and shall not withhold its consent to execute or provide the above-mentioned documents. If the Reg A Issuance fails to take place, or is delayed, or otherwise becomes non-compliant with applicable law and regulation, due to the Owner unreasonably withholding or unreasonably delaying its consent to execute or provide any or all of the above-mentioned documents; or because of a failure to provide any information or documentation reasonably required by ETC; or as a result of a material breach of this Agreement by Owner, Owner shall indemnify ETC from and against all liabilities, costs, expenses, damages and losses suffered or incurred by ETC arising out of any breach by Owner of its obligation(s) under this Clause 3.

(c)	For the avoidance of doubt, nothing herein shall compel ETC to proceed with the Reg A Issuance, and any decision to initiate, proceed or otherwise complete the Reg A Issuance , shall be ETC’s alone. The Parties acknowledge that a number of factors may affect the viability of the Reg A Issuance, including, but not limited to, macro-economic conditions, legal and regulatory constraints or changes, investor demand, and general public sentiment. ETC makes no representation or warranty that a Reg A Issuance will be initiated or otherwise completed.

4.	Music Rights Revenue.
(a)	Owner shall ensure that [●] Percent ([●]%) of the “Music Revenue” (as defined herein) will be paid to an account designated by ETC in perpetuity. All such Music Revenue actually received by ETC will be applied by ETC as Gross Revenue pursuant to the provisions of the Revenue Waterfall in Paragraph 5 below. As used herein, the term “Music Revenue” means all amounts that Owner, Artist or any of their respective “Affiliates” (as defined herein) are entitled to receive from the exploitation of the “Music Rights” (as defined herein). As used herein, the term “Music Rights” means the rights to stream, telecast, broadcast, digitize, encode, copy, reproduce, exploit, distribute, disseminate, modify, display, perform, synchronize, sample, license and otherwise use the Recording or any element thereof, in whole or in part, and any underlying musical compositions in any and all media. As used herein, the term “Affiliate” includes any person or entity that controls, is controlled by or is under common control with Owner or Artist.

(b)	Owner will cause the Distributor to commercially release and promote the Recording in accordance with a release plan that is at least as widespread as the release plan for Artist’s most successful song to date. The initial date of release for the Recording shall be set by Owner in prior consultation with ETC. Owner represents and warrants that no Distributor shall be entitled to deduct costs, expenses, commissions or other amounts that in the aggregate exceed [●] Percent ([●]%) of the Music Revenue before remitting such Music Revenue to an account designated by ETC. If Owner or Artist wishes to grant, transfer, sell, assign or license Music Rights to any person or entity beyond the Distributor, then they may do so with ETC’s prior written consent. Owner shall give ETC not less than thirty (30) days’ prior written notice of the proposed transaction, and if ETC’s consents to the transaction, Owner will cause such person or entity to sign the Notice of Assignment and Direction to Pay in the form attached hereto as Exhibit “B” (conformed for such person or entity) and a condition to exercising such Music Rights. Any such person or entity shall be included in the definition of “Distributor” for all purposes hereunder. Any grant, transfer, sale, assignment or license of the Music Rights that does not comply with the foregoing requirement shall constitute a material breach of this Agreement and be null and void ab initio.

5.	Revenue Waterfall. Music Revenue actually received by ETC is collectively referred to herein as the “Gross Revenue”. Gross Revenue will be allocated as follows and in the following order of priority (the “Revenue Waterfall”):

(a)	First, to ETC to reimburse it for any and all platform and ongoing professional fees and expenses (including but not limited to initial legal and marketing expenses expected to be but not limited to the amount of US$[●], the “Initial Expenses”), and any other actual, out-of-pocket costs and expenses incurred in connection with the activity contemplated in this Agreement;

(b)	Next, to ETC until it fully recoups the Advance (“Breakeven”); and

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(c)	Finally,
(i)	Music Revenue from and after Breakeven (“Net Music Revenue”) will be divided between Owner and ETC, with [●] ([●]%) of such Net Music Revenue going to Owner or its designee and [●] Percent ([●]%) of Net Music Revenue going to ETC or its designee.

(d)	Payments due to the Parties, as determined by this Revenue Waterfall, shall be measured and reported to each Party by ETC within 15 calendar days of ETC receiving the relevant periodic reports from the Distributor (the “Distributor Report”), with the associated payments then being made to the Parties within 15 calendar days of the actual receipt by ETC of the payment pertaining to the relevant Distributor Report. Payments to the Owner shall be made to the Owner Bank Account as specified in Appendix D, provided always that Owner is not in breach of any of the terms of this Agreement, in which case any payments shall be retained by ETC until such breach is cured to ETC’s reasonable satisfaction. If a breach remains uncured for 30 days, then any amounts withheld from the Owner during such time will be paid to ETC.

6.	Services. Owner will cause Artist to perform the following services (the “Services”) in accordance with a schedule to be mutually agreed upon by the Parties, time being of the essence, provided that if the Parties are unable to agree on a schedule after a reasonable attempt to do so, ETC’s decision shall prevail, govern and control:

(a)	Production Day: Owner shall provide ETC with access to pre-existing photo and audio-visual assets featuring Artist (“Source Images”), and/or cause Artist to provide on-camera services to produce videos (“Videos”) and still photographs and other imagery (collectively, the “Stills”), in either case reasonably necessary and sufficient for ETC to create marketing and promotional assets. The Videos and Stills and Artist’s Name and Likeness as they appear therein, constitute “Content” hereunder.

(b)	Press Quotation: Any press releases issued by ETC (or by one or more agencies appointed by ETC for such purpose) shall, at ETC’s option, be accompanied by a quotation provided by the Artist (the “Artist Quotation”. The Artist Quotation provided shall be appropriate in content for dissemination in, and use by, the mainstream media. For the avoidance of doubt, the Artist Quotation need not to be unique to each press release.

(c)	Social Media Posts. The Parties will work together in good faith to mutually agree upon a social media activation strategy designed to amplify the activities contemplated herein with Artist’s social media followers, including the Reg A Issuance. As a part of such strategy, Owner shall cause Artist to create and post on Artist’s social media accounts a minimum of [number] posts that meet the “Specifications” (as defined below) (each, a “Social Media Post”). To constitute a Social Media Post, the post must adhere to the following “Specifications”:
(i)	The timing and substance of each Social Media Post will be subject to ETC’s reasonable approval;
(ii)	Owner will ensure that each Social Media Post is delivered to Artist’s official Social Media accounts and contains or is accompanied by an appropriate disclosure whose substance and placement has been approved by ETC to comply with applicable laws, rules and regulations, including without limitation securities laws, SEC requirements and the Federal Trade Commission’s Guides Concerning the Use of Endorsements and Testimonials in Advertising (the “FTC Guides”);
(iii)	no Social Media Post, or any other communication by the Artist or Owner, howsoever communicated, will depict, describe, present or portray ETC or its products or services in a manner that a reasonable person would view as disparaging;
(iv)	each Social Media Post will tag ETC’s official account on the same platform and include a hashtag approved by ETC. ETC shall have the right to re-purpose, re-post, promote, boost, share, tag, “like,” or otherwise reuse the Social Media Posts on ETC’s own social media channels. Artist shall not publish any social media posts on behalf of or in connection with any other sponsor or brand for a period of forty-eight (48) hours before and forty-eight (48) hours after each Social Media Post hereunder. For purposes of clarification and the removal of doubt, the same post shared to multiple social media channels constitutes a single Social Media Post.

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7.	General. This Agreement, including the Standard Terms and Conditions attached hereto as Exhibit “A”, the form of Notice of Assignment and Direction to Pay included in Exhibit “B” and the Owner Bank Details included in Exhibit “C”, and incorporated herein by this reference, sets forth the entire understanding and agreement of the Parties as to the subject matter of this Agreement and supersedes all previous communications, representations, understandings, and agreements, either oral, electronic, or written with respect to the subject matter of this Agreement. This Agreement may not be changed orally, but only by a writing signed by both Parties and referencing this Agreement. If any provision of this Agreement is held to be illegal, unenforceable or invalid by any court of competent jurisdiction, the remaining terms and conditions or provisions shall remain in full force and effect and be enforced as if such illegal, unenforceable or invalid provision were not contained herein. ETC may assign, transfer, license, delegate and/or grant all or any part of its rights hereunder to any person or entity. Neither this Agreement nor any of the rights or obligations of Owner arising under this Agreement may be assigned or transferred by Owner without ETC’s prior written consent. Subject to the foregoing, this Agreement will be binding upon, enforceable by and inure to the benefit of the Parties and their respective successors and assigns. No failure by either Party to exercise, and no delay in exercising any right hereunder will operate as a waiver of such right, nor will any single or partial exercise by either Party of any right hereunder preclude any other future exercise of that right, or any other right, by that Party. All provisions that by their nature should survive any expiration or termination of this Agreement will survive. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Execution of a facsimile or electronic copy of this Agreement shall have the same force and effect as execution of an original, and a facsimile or electronic signature (including a signature in an Adobe PDF or similar copy of this Agreement) shall be deemed an original and valid signature.

IN WITNESS WHEREOF, this Talent Rights Purchase Agreement has been executed by the Parties as of the Effective Date.

EXCEED TALENT CAPITAL LLC Name: Signature: _______________________ Title:	[Owner] Name: __________________________ Signature: _______________________ Title: __________________________
[Owner] Name: __________________________ Signature: _______________________ Title: __________________________

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INDUCEMENT

I have read and understood the foregoing Agreement and confirm the authority of Owner to grant the rights and furnish my Services in accordance with the provisions thereof. I am signing this Inducement freely and voluntarily, without duress or coercion, and after I have consulted with or been given the opportunity to consult with legal counsel. As a material inducement to ETC, I agree to abide and be personally bound by the terms and provisions of said Agreement as if I were a direct party thereto, and, unless I am deemed substituted for Owner as a direct party to the Agreement, I will look solely to Owner for payment of all compensation due me in connection with my Services and grant of rights thereunder. If Owner or its successors in interest should be dissolved or should otherwise cease to exist, or for any reason should fail, refuse or neglect to perform, observe or comply with the terms, covenants and conditions of the Agreement, I shall, at ETC’s election, be deemed to be engaged directly by ETC for the balance of the Agreement upon the terms, covenants and conditions set forth therein.

_________________________________

[Artist]

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EXHIBIT “A”

STANDARD TERMS AND CONDITIONS

Unless otherwise indicated, capitalized terms used herein without definition shall have the meanings ascribed to them in the underlying Talent Rights Purchase Agreement to which these STANDARD TERMS AND CONDITIONS are attached (the “Underlying Agreement”). These STANDARD TERMS AND CONDITIONS and the Underlying Agreement shall be collectively referred to herein as the “Agreement”. To the extent that any provision of these STANDARD TERMS AND CONDITIONS conflicts with any provision of the Underlying Agreement, the Underlying Agreement shall govern and control.

1.	Ownership. The Content and all of the other results and proceeds of Artists Services, excluding the Music Rights (collectively, the “Results and Proceeds”) shall be deemed a “work-made-for-hire” (as that term is used in the United States Copyright Act) for ETC, prepared as a specially ordered or commissioned work, and ETC shall be considered, forever and for all purposes throughout the universe, the author and sole copyright owner thereof. If and to the extent the Results and Proceeds do not qualify as a “work-made-for-hire”, Owner and Artist each hereby grants, transfers, sells and assigns to ETC all copyright and ownership rights of every kind and nature whether now or hereafter known or created which may not have so vested throughout the universe in perpetuity. Owner and Artist hereby waive any so-called “moral rights of authors” and “droit moral” rights (and any similar or analogous rights under the applicable laws of any country of the world) which Owner or Artist may have in the Results and Proceeds.

2.	Representations and Warranties. Owner represents and warrants that
(a)	it has the right, power and authority to enter into this Agreement and to cause Artist to fully perform all of Artist’s obligations hereunder without having to seek or obtain approval or permission from any third party, including without limitation Artist’s record label, publisher, Distributor or the Guest Artist;
(b)	neither Owner nor Artist is nor will be subject to any obligation, legal disability or restriction which will prevent either of them from fully complying with their obligations hereunder or which will create any liability on the part of ETC;
(c)	the Recording and the underlying composition and lyrics are original to the Owner and the Artist, respectively, and does not violate or infringe upon the intellectual property or other rights of any other person or entity;
(d)	the performance by Owner and Artist of each of their obligations hereunder, and the exercise by ETC of the rights granted herein will not violate or infringe upon the rights of any third parties;
(e)	entering into this Agreement will not violate the terms and conditions of any agreement between Owner and/or Artist and any third party;
(f)	the Recording and the Music Rights are not subject to any security interest, option, mortgage, charge or lien and ETC shall be under no obligation to pay any third parties any royalties, fees, levies and/or payments in respect of its exploitation of the promotional rights;
(g)	other than the Distributor and Artist pursuant to the Distribution Agreement, no other person or entity is entitled to receive any Music Revenue;
(h)	Owner shall not accept an advance or pre-payment of royalties against Owner’s share of Net Revenue or in any manner related to the Recording without ETC’ prior written approval.

3.	Indemnification.

(a)	By Owner. Owner shall defend, indemnify and hold harmless ETC and its parent, affiliated and subsidiary companies and each of their respective members, officers, directors and employees, (collectively, the “Indemnitees”) from and against any and all third party claims, liabilities, losses, injuries, damages and expenses, including reasonable attorneys’ fees, (collectively, “Claims”) arising from or relating to (i) Owner’s negligence or willful misconduct; or (ii) any breach (or allegation that, if true, would constitute a breach) of Owner’s representations, warranties, covenants or obligations hereunder

(b)	By ETC. ETC shall defend, indemnify and hold harmless Owner, Owner and their respective Indemnitees against Claims arising from or relating to (i) ETC’s negligence or willful misconduct; or (ii) any breach (or allegation that, if true, would constitute a breach) of its representations, warranties, covenants or obligations hereunder.

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(c)	Indemnification Procedures. A Party entitled to indemnification hereunder (the “Indemnified Party”) will tender a claim to the other Party (the “Indemnifying Party”) by promptly notifying the Indemnifying Party of the claim after first receiving written notice of the claim, providing all information in its possession relating to the claim, and reasonably cooperating, at the Indemnifying Party’s expense, with the Indemnifying Party’s efforts to defend the claim. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its indemnification obligations except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall have the right to control the litigation or other action with respect to which it has an indemnification obligation, provided it does so diligently and in good faith, and to select its own counsel. The Indemnified Party may also be represented with counsel of its own choosing at its own expense. The Indemnifying Party will have full control over such defense, including any settlement discussions or agreement, provided that the Indemnifying Party may not offer any settlement, compromise or discharge that admits any liability or affects the rights of the Indemnified Party without the prior written approval of the Indemnified Party.

(d)	Survival. The representations, warranties and indemnities of the Parties hereunder, along with any other provisions that by their nature should survive, shall survive the expiration or earlier termination of this Agreement.

4.	Disparagement. If Owner or Artist publicly makes any disparaging comments about ETC, to any matter relating to the Reg Issuance A, or commits an act that is an offense involving moral turpitude under federal, state or local laws, or which ETC believes brings Owner, Artist or ETC into public disrepute, contempt, scandal, or ridicule, or which insults or offends the community or any substantial organized group thereof, then ETC has the right to terminate Owner’s right to receive its share of Net Revenue under this Agreement immediately by written notice to Owner to that effect. An act of disparagement, as described in this section, by the Owner or Artist shall constitute a material breach of this Agreement.

5.	Independent Contractor. The relationship of the Parties under this Agreement shall at all times remain one of independent contractors. Owner and Artist are not employees of ETC for any purpose whatsoever. Owner shall have control over the manner and means of performing Owner’s responsibilities or causing Artist to perform Services under this Agreement, subject to the terms and conditions of this Agreement. Owner does not have, nor shall it hold itself out as having, any right, power, or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon ETC. Owner shall be solely responsible for the payment of all applicable federal, state and local income and other taxes, worker’s compensation and disability insurance payments, and any and all other payments required by law or otherwise to be made by Owner in connection with Owner’s activities hereunder.

6.	Termination.
(a)	In the event a Party materially breaches its obligations hereunder, the other Party may terminate this Agreement by written notice if such breach is not curable or if such breach is curable but the breaching Party does not cure the breach within seven (7) business days (or such shorter time as exigencies may require). Any termination of this Agreement by ETC as a result of a material breach by Owner, shall result in a termination penalty becoming payable of [USD ●] (the “Termination Penalty”) to Exceed. The Termination Penalty is payable to Exceed without prejudice to any other claims, rights and remedies ETC may have in accordance with applicable law and/or the provisions of this Agreement.
(b)	The termination of this Agreement by the injured Party is a non-exclusive remedy and is without prejudice to any claims, rights and remedies it may have towards the breaching Party. The termination of this Agreement by the injured Party does not relieve the breaching Party of any of its obligations or liabilities under this Agreement or by law.

7.	Confidentiality. Each Party may receive or otherwise access other non-public or proprietary information of the other Party in connection with this Agreement, including information relating to the other Party’s customers, technology, operations, facilities, products, systems, procedures, practices, research, development, employees, business affairs and financial information (“Confidential Information”). For the avoidance of doubt, the Content shall not be considered the Confidential Information of Owner. The receiving Party will not disclose Confidential Information of the disclosing Party to any third party without the disclosing Party’s prior written consent, except
(i)	as necessary to comply with any applicable law, rule, regulation or order of any court or government agency, including for the avoidance of doubt any documentation or information (including this Agreement, and the terms of this Agreement, and commercial terms with the Distributor) that may be required to be the subject of public disclosure as part of the Reg A Issuance; or

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(ii)	to either Party’s employees or agents who have a need to know the Confidential Information and are obligated to maintain the confidentiality of the Confidential Information.
(iii)	The term “Confidential Information” does not include the terms and conditions of this Agreement or any information which documentary evidence demonstrates: (a) is or becomes generally available to the public other than as a result of disclosure by the recipient or its representatives (or any person to whom the recipient or its representatives disclosed such information); (b) was known by the recipient prior to its disclosure by the disclosing Party; (c) was independently developed by recipient without use of the Confidential Information; or (d) becomes available to the recipient on a non-confidential basis from a source other than the disclosing Party.

8.	Publicity Restrictions.
(a)	Owner will not issue any press release, publicity statement or other public notice or reference relating to this Agreement, the Reg A Issuance, and the matters contemplated herein or use ETC’s name, brand indicia and other trademarks, or otherwise reference ETC without the prior written consent of ETC.
(b)	Any public announcements, communications or statements made by Owner or Artist pertaining to this Agreement or the Reg A Issuance must comply at all times with applicable law and regulation, as determined by ETC’s legal counsel.

9.	Remedies. Owner acknowledges and agrees that in the event of a dispute between Owner and ETC regarding the Content, Owner’s sole remedy (if any) shall be strictly limited to the right to recover damages (if any) in an action at law and subject to the limitations set out in Section 10 below and Owner shall not be entitled to restrain ETC’s exercise of any of the rights granted to ETC under this Agreement, or to enjoin or restrain the exploitation of any Content created under this Agreement.

10.	Limitation of Liability. EXCEPT FOR THE INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS SET FORTH IN THIS AGREEMENT, ETC WILL NOT BE LIABLE TO OWNER OR ARTIST (OR ANY PARENT, AFFILIATE OR HEIR THEREOF) FOR (A) DAMAGES ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE OR OTHER THEORY) OR OTHERWISE, FOR AN AGGREGATE AMOUNT IN EXCESS OF (i) ANY UNPAID AMOUNTS OF THE ADVANCE; AND (ii) THE NET MUSIC REVENUE (ALL AS DEFINED IN THE AGREEMENT) AS ACTUALLY RECEIVED BY ETC AT THE DATE OF CLAIMING SUCH DAMAGES BY THE OWNER AND/OR THE ARTIST, OR (B) ANY LOST PROFITS OR LOST REVENUES, OR CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, EVEN IF ETC HAS BEEN ADVISED OR IS AWARE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, THIS PROVISION WILL NOT BE DEEMED TO WAIVE ANY OF OWNER’S RIGHTS AT LAW TO ENFORCE THIS AGREEMENT WITH RESPECT TO PAYMENTS THEN CURRENTLY DUE TO OWNER BY ETC. TO THE EXTENT REQUIRED BY LAW IN THE RELEVANT JURISDICTION OF THE PARTIES, THE PARTIES DO NOT EXCLUDE OR LIMIT LIABILITY FOR DEATH OR PERSONAL INJURY, FRAUD, OR FRAUDULENT MISREPRESENTATION OR ANY OTHER LIABILITY THAT CANNOT BE EXCLUDED BY SUCH APPLICABLE LAW.

11.	Accounting and Audit Rights. Owner will cause the Distributor to account to ETC for Music Revenue on a monthly basis, if with the same frequency with which the Distributor normally accounts on a monthly basis to Owner, but in any event on at least a quarterly basis, within thirty (30) days after the end of each calendar quarter. ETC will have the right to access in real-time any online revenue or royalty reporting portals used for the Recording and audit the books and records of Owner and the Distributor solely to the extent that they relate to the exploitation of the Recording under this Agreement upon giving Owner reasonable written notice in advance. If any such audit reveals an underpayment, then (a) Owner will promptly pay or cause the Distributor to pay ETC the amount of such underpayment, and (b) where such underpayment is more than Ten Thousand Dollars ($10,000) of monies due to the ETC under this Agreement during the period covered by such examination, Owner will also reimburse ETC for the reasonable costs of such audit or, if ETC so elects, such costs may be added to the amount of the Advance or otherwise recouped out of the Revenue Waterfall as if Breakeven had not yet been achieved.

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12.	Security Interest. As an inducement to ETC to enter into this Agreement, and as security for the performance by Owner and Artist of all of their obligations hereunder, Owner hereby grants and assigns to ETC a first priority lien, copyright mortgage and security interest in and to (i) the Music Rights now or hereafter owned, controlled or held by Owner (ii) all Music Revenue at any time due and payable to Owner or Artist, (iii) all accounts holding such Music Revenue, and the copyright in the Recording (collectively referred to herein as the “Collateral”). This paragraph constitutes a security agreement and ETC shall have all rights and remedies as a secured creditor under applicable laws. Owner agrees to execute and deliver (and to cause Artist to execute and deliver) to ETC all such other documents consistent herewith as ETC may deem necessary to evidence, maintain, protect, perfect or establish its rights hereunder and/or in order to effectuate or perfect the lien, mortgage of copyright and security interest. If Owner or Artist fails to deliver such documents within five (5) days (or such shorter time as exigencies may require) after ETC’s request therefore, Owner and Artist hereby designate ETC as Owner’s and Artist’s attorney-in-fact (which power shall be deemed irrevocable and coupled with an interest) for the purpose of executing, filing, recording and registering such documents. Without limiting the generality of the foregoing, ETC shall have all rights of a secured party under the Uniform Commercial Code, and Owner hereby authorizes ETC to such copyright mortgage and security agreement with the United States Copyright Office, and to file a UCC-1 Financing Statement in any jurisdiction deemed to be appropriate by ETC, in order to perfect the security interest granted to ETC herein.

13.	Governing Law. This Agreement shall be construed and enforced exclusively under the internal laws of the United States and the State of New York applicable to contracts made in and wholly to be performed therein, including procedural provisions, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of any other state’s or jurisdiction’s laws. Owner, on behalf of itself and Artist, hereby consents to and submits to the jurisdiction of the federal and state courts located in the State of New York with respect to all disputes, claims or other matters arising out of and/or relating to this Agreement. Owner waives any objection based upon lack of personal jurisdiction or venue, or inconvenient forum.

14.	Interpretation. Both Parties are entering into this Agreement freely and voluntarily, without duress or coercion, after such Party has either consulted with or been given the opportunity to consult with legal counsel, and each Party has carefully and completely read all of the terms and provisions of this Agreement and has agreed to be bound hereby. In the event of a dispute over the interpretation of this Agreement, both Parties shall be deemed to have been the drafter of this Agreement, and any applicable law or canon of interpretation that states that contracts are to be construed against the drafter shall not apply.

15.	ETC Agency. Owner acknowledges and agrees that certain obligations of ETC may be performed by an agent or agency of ETC, including without limitation payment. Owner will comply with the instructions of such agent or agency in the same manner as it would ETC.

*** End of Exhibit “A” ***

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EXHIBIT “B”

IRREVOCABLE NOTICE OF ASSIGNMENT AND DIRECTION TO PAY

[Distributor Name]

[Address]

[Date]

To Whom It May Concern:

RE:	Talent Rights Purchase Agreement Entered Into by [Owner] (the “Owner”) and ETC Dated [date]
1.	Reference is hereby made to the agreement entered into by you and us on [date], and signed by [names of signatories] (the “Existing Agreement”).
2.	This is to advise that we have sold, assigned and transferred to Exceed Talent Capital Holdings LLC (“ETC”) [●] percent ([●]%) of the revenue we are entitled to receive (“Our Share”) under the Existing Agreement from the exploitation of all versions of the sound recording embodying the performance of the musical composition (including lyrics) currently entitled [SongName] performed by [ArtistName] (the “Recording”) under and pursuant to a Talent Rights Purchase Agreement with ETC.
3.	By its signature hereto, and notwithstanding the terms of the Existing Agreement, which shall, in respect of the Recording only, be superseded by the following terms, [DistributorName] hereby confirms the following:
a.	[●]% of the income or other revenue actually received by or credited to [OwnerName] in connection with the Recording (the “Recording Income”) is to be paid to ETC [in its entirety]. The only deduction to be made shall be [DistriubtorName]’s fees in the amount of [●]% of the Recording Income (the “[DistributorName] Fee”), such that ETC is to receive [●]% of the Recording Income. For the avoidance of doubt, [name] shall not be permitted to deduct any amount from the Recording Income, including the Advance (as defined in the Existing Agreement), except as stated in this Section 3a.
b.	[DistributorName] confirms that its role and the services provided by it to the Owner are limited to those customarily performed by a music distributor, and that [DistributorName] has no ownership right, title or interest in the Recording.
c.	The Existing Agreement is the only agreement in place between [DistributorName] and the Owners, other than this letter, which has any bearing on the Recording Income or the Recording.
d.	No other person or entity is entitled to receive a share of the Recording Income other than the Owners and ETC, as described herein.
e.	No changes to the arrangements described in this Section 3 shall be permitted without ETC’s prior written permission.
4.	Accordingly, we hereby irrevocably authorize and direct you until further notice from ETC to account to and pay Our Share to ETC, commencing immediately, or as ETC may further direct, at the following details, on our behalf at the same time and on the same basis as royalties or other amounts are payable to us under the Existing Agreement, and for doing so, this shall be your good and sufficient authority:

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Owner Account Name: [●]

Account Holder’s Address: [●]

Bank Name: [●]

Bank Address: [●]

Account Number: [●]

SWIFT Code: [●]

5.	We further irrevocably authorize and direct you to provide ETC with copies of any reporting, accounting, or any other relevant communications that would be sent to us in respect of the Recording (the “Reports”). Such Reports to be sent in copy to ETC at the same time as they are sent to us.
6.	Unless and until you receive a written instruction signed by a duly authorized representative of ETC, this Notice of Assignment and Direction to Pay is irrevocable, and the instructions contained herein may not be altered or amended under any circumstances. ETC is an express third-party beneficiary of this Irrevocable Notice Of Assignment And Direction To Pay.
7.	All payments hereunder will constitute payment to us. Payments and notices with respect to all other amounts payable under the Existing Agreement that do not pertain to the Recording shall continue to be made in accordance with the existing procedures.

Sincerely,

[OwnerName]

ACCEPTED AND AGREED:

[DistributorName]

Sign______________________________________

Print______________________________________

Title______________________________________

*** End of Exhibit “B” ***

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EXHIBIT “C”

Owner Bank Details

The bank account details specified below relate to a bank account held at a bank organized in the United States of America and subject to applicable state and federal law and regulation, and is legally and beneficially owned by the Owner, and held in the Owner’s name (the “Owner Bank Details”).

Any changes to the Owner Bank Details must be specified in writing to ETC, and ETC shall have 15 calendar days to effect any changes to the payments being made thereto.

Owner Account Name: [●]

Account Holder’s Address: [●]

Bank Name: [●]

Bank Address: [●]

Account Number: [●]

SWIFT Code: [●]

*** End of Exhibit “C” ***

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